                                                                                             EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release

April 19, 2007

FIRST NATIONAL CORPORATION REPORTS FIRST QUARTER EARNINGS

Strasburg, Virginia (April 19, 2007) --- First National Corporation (OTCBB: FXNC) reported first quarter earnings of $1.4 million, which was unchanged from earnings for the quarter ending December 31, 2006. Harry S. Smith, President and CEO, stated “Profitability stabilized after experiencing two consecutive quarters of margin compression in 2006. The net interest margin showed signs of improvement increasing 8 basis points to 3.63% during the first quarter of 2007, compared to 3.55% during the last quarter in 2006. During periods with historically low margins, we continue to focus efforts on decreasing the cost of funds and maintaining a high quality loan portfolio, in addition to controlling noninterest expenses by slowing branch expansion.”

Earnings for the first quarter of 2007 were $1.4 million, or $0.48 per basic and diluted share, compared to $1.5 million or $0.52 per basic and diluted share for the same period of 2006. The decrease was the result of an 8.7% increase in noninterest expense and a slight decrease in net interest income, offset by noninterest income that increased 5.6% and no provision for loan loss during the first quarter of 2007. Return on assets and return on equity were 1.09% and 17.18%, respectively, for the first quarter of 2007 compared to 1.28% and 20.44% for the same quarter in 2006. Total assets increased $31.6 million or 6.4% during the last 12 months to $524.2 million at March 31, 2007 compared to $492.6 million a year ago. In addition, the Company’s wealth management group had assets under management that totaled $178.2 million at March 31, 2007.

Net interest income decreased slightly to $4.3 million for the first quarter of 2007 compared to $4.4 million for the same quarter of 2006. An 8.2% increase in average interest-earning assets was offset by a decline in the net interest margin when comparing the two periods. The net interest margin decreased 32 basis points to 3.63% for the first quarter of 2007, compared to 3.95% for the same quarter of 2006. The decrease in the net interest margin was a result of increased competition for deposits, price sensitive deposit customers and the inverted treasury yield curve that created short-term rates higher than long-term rates. The combination of these factors created an unfavorable shift in the funding mix and an increased cost of funds when comparing these periods. The Company first experienced the net interest margin compression during the third quarter of 2006 when the margin dropped 20 basis points from the previous quarter, and it fell another 8 basis points in the fourth quarter of 2006. The margin stabilized as expected in the first quarter of 2007, rebounding 8 basis points.

Noninterest income increased 5.6% to $1.3 million for the first quarter of 2007, compared to $1.2 million for the same quarter of 2006. Fees for other customer services increased 22.3% to $576 thousand for the first quarter of 2007, compared to $471 thousand for the same period in 2006. This resulted from an increase in fee income from trust and asset management services and check card fees. Noninterest expense increased 8.7% to $3.5 million for the first quarter of 2007 compared to $3.3 million for the same period in 2006. Salaries and employee benefits, occupancy and equipment expenses increased over the comparable period in 2006 primarily due to the addition of two branch locations during the second and third quarters of 2006.

Asset quality remained strong in the first quarter of 2007 as nonperforming asset balances remained low. Net charge-offs were $16 thousand for the first quarter of 2007, compared to net recoveries of $57 thousand for the same period in 2006. A low charge-off history and no loan growth during the first three months of the year resulted in no loan loss provision for the first quarter of 2007 compared to $85 thousand for the same period in 2006. The allowance for loan losses totaled $4.0 million or 0.92% of total loans at March 31, 2007, compared to $3.7 million or 0.93% of total loans at March 31, 2006.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2006, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended
Income Statement	3/31/2007	3/31/2006
Interest and dividend income
Interest and fees on loans	$ 7,953	$ 6,636
Interest on federal funds sold	14	1
Interest on deposits in banks	25	28
Interest and dividends on securities available for sale:
Taxable interest	535	654
Tax-exempt interest	115	106
Dividends	47	53
Total interest and dividend income	$ 8,689	$ 7,478

Interest expense
Interest on deposits	$ 3,542	$ 2,237
Interest on federal funds purchased	39	77
Interest on company obligated mandatorily redeemable capital securities	236	147
Interest on other borrowings	550	658
Total interest expense	$ 4,367	$ 3,119

Net interest income	$ 4,322	$ 4,359
Provision for loan losses	-	85
Net interest income after provision for loan losses	$ 4,322	$ 4,274

Noninterest income
Service charges	$ 619	$ 663
Fees for other customer services	576	471
Gains on sale of loans	73	45
Other operating income	22	43
Total noninterest income	$ 1,290	$ 1,222

Noninterest expense
Salaries and employee benefits	$ 1,866	$ 1,784
Occupancy	246	199
Equipment	318	270
Other operating expense	1,109	1,004
Total noninterest expense	$ 3,539	$ 3,257

Income before income taxes	$ 2,073	$ 2,239
Provision for income taxes	670	727
Net income	$ 1,403	$ 1,512

Share and Per Share Data
Net income, basic and diluted	$ 0.48	$ 0.52
Shares outstanding at period end	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,904,044	2,922,860
Book value at period end	$ 11.52	$ 10.39
Cash dividends	$ 0.13	$ 0.12

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) At or for the Three Months Ended Ended
	3/31/2007	3/31/2006
Key Performance Ratios
Return on average assets	1.09%	1.28%
Return on average equity	17.18%	20.44%
Net interest margin	3.63%	3.95%
Efficiency ratio (1)	62.27%	57.66%

Asset Quality
Loan charge-offs	$ 72	$ 59
Loan recoveries	56	116
Net charge-offs (recoveries)	16	(57)
Nonaccrual loans	566	209
Nonperforming assets	985	473
Repossessed assets	33	53

Average Balances
Average assets	$ 520,569	$ 479,587
Average shareholders’ equity	33,131	29,993

	(unaudited)
	3/31/2007	3/31/2006
Capital Ratios
Tier 1 capital	$ 47,054	$ 38,928
Total capital	51,015	42,598
Total capital to risk-weighted assets	11.83%	10.50%
Tier 1 capital to risk-weighted assets	10.91%	9.60%
Leverage ratio	9.04%	8.12%

Balance Sheet
Cash and due from banks	$ 7,933	$ 9,039
Interest-bearing deposits in banks	1,862	2,811
Federal funds sold	4,271	-
Securities available for sale, at fair value	61,083	70,054
Loans held for sale	104	164
Loans, net of allowance for loan losses	424,562	389,978
Premises and equipment, net	18,309	15,175
Interest receivable	1,991	1,810
Other assets	4,104	3,592
Total assets	$ 524,219	$ 492,623

Noninterest-bearing demand deposits	$ 81,368	$ 86,871
Savings and interest-bearing demand deposits	183,696	145,317
Time deposits	169,752	152,247
Total deposits	$ 434,816	$ 384,435
Federal funds purchased	-	2,455
Other borrowings	40,721	65,218
Company obligated mandatorily redeemable capital securities	12,372	8,248
Accrued expenses and other liabilities	2,642	1,886
Total liabilities	$ 490,552	$ 462,242

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	3/31/2007	3/31/2006
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,465	1,465
Retained earnings	30,130	25,896
Unearned ESOP shares	(522)	-
Accumulated other comprehensive loss, net	(1,058)	(633)
Total shareholders’ equity	$ 33,668	$ 30,381

Total liabilities and shareholders’ equity	$ 524,219	$ 492,623

Loan Data
Mortgage loans on real estate:
Construction	$ 63,957	$ 59,793
Secured by farm land	1,763	2,525
Secured by 1-4 family residential	108,944	102,044
Other real estate loans	174,245	151,270
Loans to farmers (except those secured by real estate)	1,969	1,952
Commercial and industrial loans (except those secured by real estate)	50,139	42,628
Consumer installment loans	22,389	28,589
Deposit overdrafts	323	264
All other loans	4,795	4,583
Total loans	$ 428,524	$ 393,648
Allowance for loan losses	3,962	3,670
Loans, net	$ 424,562	$ 389,978

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2007 and 2006 is 34%.  Net interest income on a tax equivalent basis was $4,393 and $4,426 for the three months ended March 31, 2007 and 2006, respectively. Noninterest income excluding securities gains and losses was $1,290 and $1,222 for the three months ended March 31, 2007 and 2006, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.